Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
of Matrixx Initiatives, Inc.

We consent to the incorporation by reference in the following Registration Statements of Matrixx Initiatives, Inc. and any amendments thereto: (1) No. 333-06199 on Form S-8; (2) No. 333-34019 on Form S-8; (3) No. 333-91679 on Form S-3; (4) No. 333-30194 on Form S-3; and (5) No. 333-99311 on Form S-8, of our report dated January 23, 2004, except for the second to last paragraph of Note 11, as to which the date is March 12, 2004, relating to the consolidated balance sheets of Matrixx Initiatives, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the years then ended, which report appears or is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Matrixx Initiatives, Inc.

/s/ Mayer Hoffman McCann P.C.

Greenwood Village, Colorado
March 18, 2004